    As filed with the Securities and Exchange Commission on January 19, 1999
                                                      Registration No. 333-70157
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 --------------
                          PRE-EFFECTIVE AMENDMENT NO 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact Name of Registrant as Specified in Its Charter)
                                 ---------------


                            Pennsylvania                                                        23-6216339
                   (State or other jurisdiction of                                (I.R.S. Employer Identification Number)
                     Incorporation or Organization)

                                                                                              Jeffrey A. Linn
                                                                              Senior Vice President-Acquisitions & Secretary
                  The Bellevue, 200 S. Broad Street                                  The Bellevue, 200 S. Broad Street
                  Philadelphia, Pennsylvania  19102                                  Philadelphia, Pennsylvania 19102
                           (215) 875-0700                                                     (215) 875-0700
         (Address, Including Zip Code, and Telephone Number,                 (Name, Address, Including Zip Code, and Telephone
  Including Area Code, of Registrant's Principal Executive Offices)         Number, Including Area Code, of Agent for Service)

                             -----------------------
                                    Copy to:
                             Howard A. Blum, Esquire
                           Drinker Biddle & Reath LLP
                              1345 Chestnut Street
                      Philadelphia, Pennsylvania 19107-3496
                                 (215) 988-2700

         Approximate date of commencement of proposed sale to the public:
February 1, 1999.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 19, 1999


                                 250,000 SHARES
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                          SHARES OF BENEFICIAL INTEREST
                           (PAR VALUE $1.00 PER SHARE)


         The shares (the "Shares") of beneficial interest, par value $1.00 per share, in Pennsylvania Real Estate Investment Trust (the "Trust") offered hereby may be purchased pursuant to the exercise of options issued by the Trust to participants in the Pennsylvania Real Estate Investment Trust 1998 Non-Qualified Employee Share Purchase Plan. See "Description of the Plan."

         On January 15, 1999, the closing price of the Shares on the New York Stock Exchange was 19.6875 per share.


         SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS JANUARY __, 1999

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The documents listed below have been filed by the Trust under the Securities Act of 1933 with the Commission and are incorporated herein by reference:

         1. The Trust's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, filed on November 28, 1997, as amended by Form 10-K/A-1 filed on December 15, 1997.

         2. The description of the Trust's Shares of Beneficial Interest contained in the Registration Statement on Form 8-A/12(b)/A-1 dated November 13, 1997 filed on November 13, 1997 (amended December 17, 1997).

         3. The Trust's definitive proxy statement for the Annual Meeting of Shareholders on December 16, 1997, filed on November 18, 1997.

         4. The Trust's definitive proxy statement for its Special Meeting of Shareholders on September 29, 1997, filed on August 28, 1997.

         5. The Trust's Reports on Form 10-Q for the four month period ending December 31, 1997, dated February 17, 1998, filed February 17, 1998; for the three month period ending December 31, 1997, dated February 17, 1998, filed February 17, 1998 (amended February 19, 1998); for the three month period ending March 31, 1998, dated March 31, 1998, filed May 15, 1998; for the three month period ending June 30, 1998, dated June 30, 1998, filed August 14, 1998; and for the three month period ending September 30, 1998, dated September 30, 1998, filed November 13, 1998.

         6. The Trust's Reports on Form 8-K dated October 14, 1997 filed on October 14, 1997; December 16, 1997 filed on December 17, 1997; dated December 17, 1997 filed on December 22, 1997; dated December 2, 1997 filed on January 6, 1998; dated December 31, 1997 filed on November 9, 1998; dated August 7, 1998 filed on August 13, 1998 (amended September 29, 1998); dated September 17, 1998 filed on October 2, 1998 (amended November 9, 1998); dated August 27, 1998 filed on October 9, 1998 (amended November 9, 1998); dated December 18, 1998 filed on December 31, 1998; and dated December 23, 1998 filed on January 7, 1999.



         All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Shares or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         The Trust will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Pennsylvania Real Estate Investment Trust, The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania 19102,
Attention: Jeffrey A. Linn, Senior Vice President-Acquisitions and Secretary.
Telephone: (215) 875-0700.

         The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Trust may be copied and inspected at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0300. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. In addition, the Trust's Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Trust can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Trust has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Trust and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                              CAUTIONARY STATEMENT

         In this Prospectus and in reports incorporated herein, we use forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "plan," or "continue," or the negative thereof or other variations thereon, or comparable terminology, which are referred to under the securities laws as "forward-looking statements."


         Our forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied by our forward-looking statements. Some (but not all) of these risks, uncertainties and factors are discussed in this Prospectus. However, we disclaim any obligation to update this discussion or to announce publicly the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


                                   THE COMPANY

         As used herein, unless the context indicates otherwise, the term "Company" includes Pennsylvania Real Estate Investment Trust (the "Trust"), PREIT Associates, L.P. (the "Operating Partnership") and their subsidiaries and affiliates, including PREIT-RUBIN, Inc. (formerly The Rubin Organization, Inc.), a real estate management company in which the Company owns 95% of the economic interests in the form of non-voting common shares (together with its predecessors, PREIT-RUBIN"), and the term "properties" means all of the Company's real estate assets.

         The Company is a fully integrated, self-administered and self-managed real estate investment trust that acquires, rehabilitates, develops and operates shopping centers and multifamily properties. Founded in 1960, the Company believes that it is one of the 15 largest publicly held operators of retail properties in the United States (in terms of square feet owned and/or managed). On September 30, 1997, the Company acquired its current interest in PREIT-RUBIN, Inc. (formerly known as The Rubin Organization, Inc.), a commercial property development and management firm, and certain related real estate interests.

         The Company conducts substantially all of its operations through the Operating Partnership and has elected, and conducts its operations in a manner intended, to comply with the requirements for qualification as a real estate investment trust (a "REIT") under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, a real estate investment trust which meets certain requirements is not subject to Federal income tax on the portion of its taxable income which is distributed to its shareholders, if, among other things, at least 95% of its real estate investment trust taxable income, excluding any net capital gain, is so distributed.

         The Company is a Pennsylvania business trust created in Pennsylvania as an unincorporated association in business trust form pursuant to a Trust Agreement dated December 17, 1960, as amended (the "Trust Agreement"). Since its inception it has been self-administered by its trustees. The Company's principal executive offices are located at The Bellevue, 200 S. Broad St., Philadelphia, Pennsylvania, 19102. Telephone: (215) 875-0700. The Company has regional offices in Fort Washington, Pennsylvania; Maitland, Florida; Chicago, Illinois; and Atlanta, Georgia.

                                  RISK FACTORS

         Before you decide to invest, you should consider carefully the risks described below, together with the information provided in the other parts of this Prospectus. Our ability to make expected distributions to shareholders and debt service payments, as well as our prospects as a whole, could be comprised of any or all of these factors.

Real Estate Industry

         General. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

         Other factors that may affect general economic conditions or local real estate conditions include:

         o        population trends
         o        income tax laws
         o        availability and costs of financing
         o        construction costs

         Competition. The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues and geographical diversity than we do. Furthermore, we compete for tenants with other property owners. We compete with providers of other forms of housing, such as single family housing. Competition from single family housing increases when lower interest rates make mortgages more affordable. All of our shopping center and apartment properties are subject to significant local competition.

         Regulation. Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities.

         Legislation such as the Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted.

         Inflation. The effect of inflation on our operations and investment portfolio is mixed. On one hand, inflation increases rents by increasing the tenant revenues upon which percentage rentals are based. Fixed rentals also increase, reflecting higher costs for construction renovations and rehabilitation. On the other hand, inflation increases our expenses.

         Renewal of Leases and Reletting of Space. When a lease expires, a tenant may refuse to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

         Bankruptcy and Failure To Make Rent Payments. At any time, a tenant may experience a downturn in its business which may weaken its financial condition. As a result, the tenant may fail to make rental payments when due, or may declare bankruptcy. Either event could result in the termination of that tenant's lease and material losses to us.

The Company's Properties


         Development. We take on risks associated with our development activities in addition to those generally associated with the ownership and operation of established shopping centers and multifamily properties. These risks include:


         o expenditure of money and time on projects which may never be completed
         o        higher than estimated construction costs
         o late completion because of unexpected delays in zoning approvals, other land use approvals, construction or other factors outside of our control
         o failure to obtain zoning, occupancy or other governmental approvals


         The risks described above are compounded by the fact that we must distribute 95% of our taxable income in order to maintain our qualification as a REIT. As a result of these distribution requirements, new developments are financed primarily through lines of credit or other forms of construction financing. Because we incur debt to finance the developments, our loss could exceed our equity investment in the developments.


         Furthermore, we must acquire and develop suitable high traffic retail sites at costs consistent with the overall economics of the project. Because retail development is extremely competitive, there is no assurance that we can contract for appropriate sites within our geographic markets.

         Maintenance and Renovation. Many of the properties in which we have an interest were constructed more than 15 years ago. We generally spend more on maintenance of these older properties than we do on newer properties. Because older properties may be obsolete in some respects, they may generate lower rentals or may require significant capital expense for renovations. Some apartments lack amenities that are customarily included in modern construction, such as dishwashers, central air conditioning and microwave ovens. Some facilities are difficult to lease because they are too large, too small or inappropriately proportioned for today's market. We generally consider renovation of properties when renovation will enhance or maintain the long-term value of those properties.


         Recently Acquired Properties. Subject to the availability of financing and other considerations, we intend to continue to acquire interests in properties that we believe will be profitable or will enhance the value of our portfolios. Some of these properties may have unknown characteristics or deficiencies. Therefore, it is possible that some properties will be worth less or will generate less revenue than we believe at the time of acquisition. It is also possible that the operating performance of some of our properties will decline.

         To manage our growth effectively, we must integrate successfully new acquisitions. We cannot assure you that we will be able successfully to integrate or effectively manage additional properties.

         When we acquire properties, we also take on other risks, including:

         o        financing risks (some of which are described below)
         o the risk that anticipated occupancy or rent levels won't be met
         o the risk that required zoning, occupancy and other governmental approvals won't be obtained
         o the risk that there will be changes in applicable zoning and land use laws that affect adversely the operation or development of our properties


         Shopping Centers. We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs and taxes.

         Casualty Insurance. We generally maintain casualty insurance on our assets. We believe that our insurance is adequate. However, we would be required to bear all losses to the properties that are not adequately covered by insurance. We cannot assure you that we can obtain insurance in the future at acceptable levels and reasonable cost.

Financing

         General. We finance parts of our operations and acquisitions through debt. This debt creates risks, including:

         o        rising interest rates on our floating rate debt
         o failure to prepay or refinance existing debt, which may result in forced disposition of properties on disadvantageous terms
         o refinancing terms less favorable than the terms of existing debt
         o        failure to meet required payments of principal and interest

         Credit Facility. We currently use an unsecured credit facility for working capital, acquisitions, renovations and capital improvements to our properties. The credit facility currently requires PREIT Associates, the operating partnership through which our properties are held, to maintain certain asset and income to debt ratios and minimum income and net worth levels. If PREIT Associates fails to meet any one or more of these requirements, we would be in default. The lenders, in their sole discretion, may waive a default. We might secure alternative or substitute financing. We cannot assure you, however, that we can obtain waivers or alternative financing. Any default may have a materially adverse effect on our operations and financial condition.

         We expect to use our credit facility from time to time for acquisitions, renovations and capital improvements to our properties. If the credit markets tighten, we may encounter resistance from lenders when we seek financing or refinancing for some of our properties. If the credit facility is reduced significantly or withdrawn, our operations would be adversely affected. If we are unable to increase our borrowing capacity under the credit facility, our ability to make acquisitions and grow would be affected adversely. We cannot give assurance as to the availability or terms of financing for any particular property.

         We have entered into agreements limiting the interest rate on portions of our credit facility. If other parties to these agreements fail to perform as required by the agreements, we may suffer credit loss.


         Partnerships and Joint Ventures. The profitability of each partnership or joint venture in which we are a partner or co-venturer that has short-term financing or debt requiring a balloon payment is dependent on the availability of long-term financing on satisfactory terms. If satisfactory financing is not available, we may have to rely upon other sources of short-term financing, equity contributions or the proceeds of refinancing of existing properties in order to satisfy debt obligations. Although the Company does not own the entire interest in connection with many of the properties held by a partnership or joint venture, the Company may be required to pay the full amount of any obligation of such partnership or joint venture that has been guaranteed in whole or in part by the Company in order to protect its equity interest in such property owned by such partnerhip or joint venutre. Additionally, the Company may determine to pay a partnership's or joint venture's obligation in order to protect the Company's equity interest in its assets.


Governance


         Partnerships and Joint Ventures. Generally, we hold interests in our portfolio properties through PREIT Associates. In many cases we hold properties through joint ventures or partnerships and, thus, we hold less that 100% of the ownership interests in the properties. Of the properties with respect to which our ownership is partial, most are owned by partnerships in which we are a general partner. The remaining properties are owned by joint ventures in which we have substantially the same powers as a general partner. Under the terms of the partnership and joint venture agreements, major decisions, such as a sale, lease, refinancing, expansion or rehabilitation of a property, or a change of property manager, require the consent of all partners or co-venturers. Because decisions must be unanimous, necessary actions may be delayed significantly. It may be difficult or even impossible to change a property manager if a partner or co-venturer is serving as property manager.


         Business disagreements with partners may arise. The Company may incur substantial expenses in achieving a resolution of such disputes. To preserve its investment, the Company may be required to make commitments to or on behalf of a partnership or venture during a dispute. Moreover, we cannot assure you that the Company's resolution of a dispute with a partner will be on terms that are favorable to the Company.

         We guarantee the debt of some partnerships and joint ventures so that those partnerships and joint ventures can obtain financing. Therefore, even though we do not own the entire interest in properties owned by partnerships or joint ventures, we may be required to repay all the debt owed by a partnership or venture. We may also do so to protect our interest in the properties owned by the partnership or venture.

         Other risks of investments in partnerships and joint ventures include:

         o partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions
         o partners or co-venturers might have business interests or goals that are inconsistent with our business interests or goals
         o partners or co-venturers may be in a position to take action contrary to our policies or objectives
         o potential liability for the actions of our partners or co-venturers

         Restrictions on Change-in-Control. The trust agreement that governs the Company restricts the possibility of sale or change in control of the Company, even if a sale or change in control were in the shareholders' interest. These restrictions include the ownership limit designed to ensure qualification as a REIT, the staggered terms of our Trustees and our ability to issue preferred shares.

         Restrictions on Sales of Properties. Because certain limited partners of PREIT Associates may suffer adverse tax consequences if certain properties owned by PREIT Associates are sold, the Company, as the general partner of PREIT Associates, has agreed from time to time, subject to certain exceptions, that the consent of the holders of a majority (or all) of certain limited partner interests issued by PREIT Associates in exchange for a property is required before that property may be sold. These agreements may result in our being unable to sell one or more properties, even in circumstances in which it would be advantageous to do so. See "Summary of the Operating Partnership Agreement -- Other Rights."

         Issuance of Preferred Shares. The Company's Board of Trustees may issue up to 25,000,000 preferred shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each class or series of preferred shares. Because the Board of Trustees has the power to establish the preferences and rights of the preferred shares, preferred shares may have preferences, distributions, powers and rights senior to the rights of holders of Shares.

         Changes in Policies Without Shareholder Approval. The Board of Trustees determines the growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies of the Company. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to shareholders. Accordingly, shareholders may not have control over changes in policies of the Company. We cannot assure you that changes in our policies will serve fully the interests of all shareholders.

         PREIT Associates; Required Vote of Limited Partners on Fundamental Changes. Our assets are generally held through PREIT Associates, a Delaware limited partnership whose sole general partner is the Company. The Company currently holds a majority of the limited partner interests in PREIT Associates. However, the Company may from time to time issue additional limited partner interests in PREIT Associates to third parties in exchange for contributions of property to PREIT Associates. These issuances will dilute the Company's percentage ownership of PREIT Associates. Limited partner interests in PREIT Associates generally do not carry a right to vote on any matter voted on by our shareholders (although limited partner interests may, under certain circumstances, be redeemed for Shares). However, prior to the date on which at least half of the partnership interests issued on September 30, 1997 have been redeemed, the holders of partnership interests issued on September 30, 1997 are entitled to vote, along with the Company's shareholders, on any proposal to merge, consolidate or sell substantially all of the Company's assets. The Trust's partnership interests are not included for purposes of determining when half of the partnership interests have been redeemed, nor are they counted as votes. There can be no assurances that the Company will not agree to extend comparable rights to other limited partners in PREIT Associates.


         Dependence on Ronald Rubin. We are dependent on the efforts of Ronald Rubin, our Chief Executive Officer. The loss of his services could have an adverse effect on our operations. If Mr. Rubin were to terminate his employment, his current employment agreement with us would prevent him from becoming an employee of one of our competitors for one year.

PREIT-RUBIN


         Lack of Control of PREIT-RUBIN. Although PREIT Associates owns 95% of the equity interests in our management affiliate, PREIT-RUBIN, all of the voting stock of PREIT-RUBIN is owned by a stock bonus plan created for the benefit of PREIT-RUBIN's employees. PREIT-RUBIN employees are entitled to vote the common shares vested in their accounts in the stock bonus plan on fundamental transactions such as a merger or sale of assets. A Stock Bonus Plan Committee votes the shares in the stock bonus plan on all other matters. PREIT-RUBIN's Board of Directors appoints the Stock Bonus Plan Committee's members. Thus, the Company does not control the day-to-day operations of PREIT-RUBIN and has no legal power to influence the manner in which it performs its management obligations, seeks and accepts new business or otherwise determines its business strategy.


         Third-Party Management Business. PREIT-RUBIN manages a substantial number of properties owned by third parties. Risks associated with the management of properties owned by third parties include:

         o        the property owner's termination of the management contract
         o loss of the management contract in connection with a property sale
         o        non-renewal of the management contract upon expiration
         o renewal of the management contract on terms less favorable than current terms
         o decline in management fees as a result of general real estate market conditions or local market factors

         Conflicts of Interest. There are numerous potential conflicts of interest relating to our investment in PREIT-RUBIN. The interest of those members of our management who are also PREIT-RUBIN affiliates may diverge from the interests of the shareholders.


         The employees of PREIT-RUBIN are bound by their employment contracts to devote their full business time and effort to the business of the Company. However, PREIT-RUBIN will continue to render management, development, leasing and related services to a substantial number of properties in which affiliates of PREIT-RUBIN retain equity interests. We believe that PREIT-RUBIN's management arrangements with these entities are on terms at least as favorable to PREIT-RUBIN as the average of management arrangements with parties unrelated to PREIT-RUBIN. In addition, PREIT-RUBIN leases substantial office space from entities in which our affiliates have an interest.


Dependence on Primary Markets

         All but one of our properties are located in the eastern United States. A majority of the properties are located either in Pennsylvania or Florida. General economic conditions and local real estate conditions in these geographic regions have a particularly strong effect on us. Other REITs may have a more geographically diverse portfolio and thus be less susceptible to downturns in one or more regions.

Environmental Liabilities


         Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow with the real estate as collateral.


         From time to time, the Company responds to inquiries from environmental authorities with respect to properties both currently and formerly owned by the Company. Discussion of pending and recently completed environmental investigations of the Company can be found in the Company's quarterly, annual and various other public filings. We cannot assure you of the results of pending investigations, but we do not believe that resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

         Since 1987, the Company has attempted to protect itself against environmental liabilities by conducting an environmental study on each property it seeks to acquire. In 1997 and 1998, the Company performed environmental studies on each of the properties in which it had an interest when such studies were performed. Despite these measures, the Company may be liable for presently unknown environmental conditions at these properties or at properties formerly owned by the Company. The Company cannot know the magnitude of this potential liability.

         A number of the Company's properties contain asbestos in limited concentrations or in limited areas. Where radon has been identified as a potential concern, the Company generally has remediated the situation or is performing additional testing. Lead-based paint has been identified at certain of the Company's multi-family properties, and the Company has notified tenants pursuant to applicable disclosure requirements. Based on its current knowledge, the Company does not believe that the future liabilities associated with asbestos, radon and lead-based paint at these properties will be material, but we cannot assure you that they will not.

         The Company has no insurance coverage for the types of environmental liabilities described above. The Company maintains a reserve on its books for these matters. We cannot assure you that this reserve will be sufficient to cover the cost of environmental liabilities.

Legal Proceedings


         From time to time, the Company is a plaintiff or defendant in various cases arising out of its usual and customary business of owning and investing in real estate, both directly and through joint ventures and partnerships. Discussion of the Company's pending and recently completed litigation can be found in the Company's quarterly, annual and various other public filings. We cannot assure you of the results of pending litigation, but we do not believe that resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.


Certain Tax Risks

         Tax Liabilities as a Consequence of a Failure to Qualify as a REIT. If we fail to qualify as a REIT, we will be subject to Federal income tax at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to shareholders and for debt service. See "Federal Income Tax Considerations - Taxation of the Company."

         To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We can give you no assurance that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we can give you no assurance that we have been qualified or will remain qualified.

         REIT Distribution Requirements. To obtain the favorable tax treatment associated with qualifying as a REIT, we are required each year to distribute to our shareholders at least 95% of our net taxable income. See "Federal Income Tax Considerations-Taxation of the Company-- Annual Distribution Requirements." We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions were not favorable for borrowing.

Factors Affecting Share Price

         A number of factors may influence adversely the price of our Shares in the public markets. These factors include:


         o increases in market interest rates, which may lead purchasers of shares to demand from us a higher annual yield from distributions
         o the relatively low daily trading volume of the Company means that efforts to sell and sales of even relatively small amounts of Shares can have a depressive effect on trading prices
         o failure to invest the proceeds of a future offering of securities in a manner that will increase earnings o sales of a substantial number of shares, or the perception that such sales could occur
         o issuance of additional shares, including those reserved for issuance according to stock option plans and other obligations.


Year 2000 Issues


         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed at a time when data storage was expensive, and the impact of the upcoming century change was not considered. As a result of this dating limitation, many programs, if not corrected, may fail or provide inaccurate results at and after the turn of the century. We (and tenants that provide us with a significant percentage of our income) use information systems and systems imbedded in certain equipment that carry two digit dating and are thus susceptible to partial or total failure after December 31, 1999.


         To assess and address the company's internal systems, we have established a Year 2000 remediation plan consisting of the following phases:


         o inventorying our systems and devices (including information technology ("IT") and non-IT systems) that are vulnerable to the Year 2000 problem
         o        assessing the criticality of the inventoried items
         o        remediating the non-compliant items
         o        testing the corrections that have been applied

         We have completed the first phase of our remediation plan for our IT systems. We believe that all mission critical systems are Year 2000 compliant. The amount of remediation effort has not and is not anticipated to be extensive due to our use of readily available, off-the-shelf software and hardware products that are supported by the manufacturers. In addition, we are in the first phase of the remediation plan for our non-IT systems (such as elevators, HVAC and lighting systems) and are currently completing an inventory of non-IT systems and assessing the potential risks of noncompliance. After evaluating our required compliance efforts, appropriate contingency plans will be developed based on the outcome of the assessment phase and a survey of our major suppliers. We expect to complete the Year 2000 remediation plan, including final testing, by the beginning of the fourth quarter of 1999. Some of our business partners, suppliers and tenants are also being surveyed relative to their Year 2000 compliance to mitigate the potential impact of Year 2000 issues.

         We expect that the aggregate costs that we will incur to remediate our systems for the Year 2000 problem will be less than $200,000. All costs related to Year 2000 remediation are expensed as incurred.


         Although we believe our Year 2000 remediation plan will be adequate to address the Year 2000 issue, we cannot assure you that this is so. If the required remediation efforts are not made, or are not completed timely or if our tenants experience material Year 2000 problems in their own operations, the Year 2000 issue could have a material impact on our operations.


                                 USE OF PROCEEDS

         The Company will use the proceeds from the Shares sold to employees of PREIT-RUBIN for general corporate purposes and as working capital.

                             DESCRIPTION OF THE PLAN

The Trust

         The Trust is a Pennsylvania corporation 95% of the equity interests in which are owned by PREIT Associates. It has executive offices at The Bellevue, 200 S. Broad St., Philadelphia, Pennsylvania 19102. Its telephone number is 215-875-0700.

PREIT-RUBIN

         PREIT-RUBIN is an indirect subsidiary of the Trust with executive offices at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Its telephone number is 215-875-0700.

Purpose of the Plan

         The purpose of the Non-Qualified Employee Share Purchase Plan (the "Plan") is to provide a method whereby eligible employees of PREIT-RUBIN will have an opportunity to purchase, at a discount, shares of beneficial interest in the Trust. From time to time, the Trust's Board of Trustees (the "Board") may approve participation in the Plan by employees of any designated entity controlled, directly or indirectly, by the Trust or by PREIT-RUBIN.

Shares

         A participating employee will have the right to authorize deductions from his or her basic compensation from PREIT-RUBIN and the amounts so deducted may, at the option of the participating employee, be applied to purchase shares of beneficial interest, par value $1.00 per share, in the Trust ("Shares") as of the last business day of each calendar quarter during a calendar year. Such right will be referred to throughout this Prospectus as an "Option" to purchase such Shares. The aggregate number of Shares which may be issued under Options shall not exceed 250,000 (subject to adjustments for changes in capitalization). Shares issuable under the Plan may be authorized but unissued Shares or reacquired Shares, and the Trust or its agents may purchase Shares on the open market for this purpose, from time to time, if it deems such purchase to be advisable.

Administration

         The Plan is administered by the Executive Compensation and Human Resources Committee (the "Committee") of the Board. Members of the Committee are appointed by, and serve at the pleasure of, the Board.

         Subject to the express provisions of the Plan, the Committee has authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. Any and all authority of the Committee may be delegated by the Committee to a plan administrator.

Adoption, Duration and Amendment

         The Plan was adopted by the Board on October 13, 1998. The Committee may amend or terminate the Plan at any time. No such amendment or termination, however, may adversely affect an employee's right to purchase Shares during the purchase period in which such amendment or termination occurs. The Plan will in any event terminate on the date on which all Shares available for issuance under the Plan have been issued.

Eligible Employees

         Persons eligible to receive Options for a calendar year are those employees (including officers, whether or not they are directors) of PREIT-RUBIN or a designated affiliate who are customarily employed for 30 or more hours per week and are not classified by PREIT-RUBIN or a designated affiliate as temporary or seasonal. Only employees who have been employed by PREIT-RUBIN or a designated affiliate for at least six months and are employed by PREIT-RUBIN or a designated affiliate on the date their participation in the Plan is to begin will be eligible.

         No Options may be granted under the Plan to any employee if the Shares which such employee has a right to acquire under such Option will aggregate--together with all Shares then held by the employee and all other Shares which he or she then has rights to acquire under outstanding incentive and nonqualified stock options--5% or more of the total combined voting power or value of all classes of then outstanding Shares of the Trust or Shares of its parent corporation (if any) or a subsidiary corporation (if any) or of PREIT-RUBIN (or a designated affiliate) or of its parent corporation (if any) or a subsidiary corporation (if any).

Participation

         An eligible employee who wishes to participate in the Plan for a calendar year must complete an authorization for payroll deduction, and send it to the Human Resources Department of PREIT-RUBIN at least 21 days before the beginning of the calendar year (before February 1, 1999, for the first, 11-month year). Forms for the authorization of payroll deductions have been distributed with this Prospectus and additional forms are available from the Human Resources Department of PREIT-RUBIN. The authorization will be effective from the beginning of the applicable year through the end of the year, unless terminated by the employee by giving notice of withdrawal to the Human Resources Department of PREIT-RUBIN, as described below. Authorization for payroll deduction will remain in effect for subsequent years until revoked by the employee.

Payroll Deductions

         At the time of completing an authorization for payroll deduction, the participating employee will elect to have deducted from his or her pay between 1% and 10% (inclusive) of his or her basic rate of compensation from PREIT-RUBIN or a designated affiliate for the calendar year (or for the first, 11-month year). For purposes of the Plan, "basic rate of compensation" means the employee's basic hourly rate or salary, excluding any commissions, bonuses, overtime, or other extra or incentive pay. Deductions will be made only in whole percentages; no fractional percentages will be permitted. The amounts deducted will be credited to a bookkeeping account maintained by PREIT-RUBIN or a designated affiliate in the employee's name.

         Once an election has been made to participate in the Plan, no changes may be made to the percentage of an employee's basic rate of compensation which is to be deducted under the Plan for a calendar year or for the first, 11-month year, except that an employee may withdraw from the Plan as described below. Additionally, the only method of participating in the Plan is through authorized payroll deductions; no separate cash payments will be permitted.

         Payroll deductions made under the Plan will be held as general assets of PREIT-RUBIN or a designated affiliate and will not be credited with any interest.

Grant of Options

         On February 1, 1999, and on the first day of each January thereafter, a participating employee will be deemed to have been granted an Option, exercisable in installments on the last business day of each purchase period during the year. There will generally be four, three-month-long purchase periods--coinciding with the calendar quarters (January - March, April - June, July - September and October - December)--during each calendar year. However, the first purchase period for the 11-month year in 1999 will be only two months long (February-March).

         The number of Shares purchasable by an employee for a purchase period is determined by dividing the employee's accumulated payroll deductions for the purchase period by the per-share exercise price of the Option installment for such purchase period. However, the aggregate number of full and fractional Shares purchasable by a participating employee under an Option for a calendar year (or for the first, 11-month year) shall not exceed the lesser of (i) 2,000 or (ii) the number determined by dividing $25,000 by the fair market value of a Share on the most recent business day before January 1 of the year (including January 1 before the first, 11-month year). The per-share fair market value shall be the mean between the highest and lowest quoted selling prices of the Shares as reported on the New York Stock Exchange on the applicable date.

         The exercise price per Share of the Option exercisable on the last business day of a purchase period shall be the lower of (i) 85% of the per-share fair market value of the Shares on the most recent business day before January 1 of the year in which the purchase period occurs (including January 1 before the first, 11-month year), or (ii) 85% of the per-share fair market value of the Shares on the exercise date (i.e., the last business day) of such purchase period.

         An eligible employee who chooses not to participate in the Plan for a year in the manner and within the time prescribed in "Participation" above is deemed to have surrendered the Option granted to him or her for that year and has no further rights under the Plan with respect to the surrendered Option. However, any such surrender will not affect an employee's eligibility to participate in succeeding years under the Plan.

Exercise of Options

         On the exercise date (i.e., the last business day) of each purchase period, a participating employee will be automatically deemed to have exercised his or her Option installment for that purchase period at the exercise price described in "Grant of Options" above, unless an election to withdraw all accumulated payroll deductions has been made, as described in "Withdrawal" below. Upon the exercise of the Option, amounts in the participating employee's account will be applied to purchase the number of full and fractional Shares purchasable with the employee's accumulated payroll deductions, subject to the limits described in "Grant of Options" above.

         A participating employee recognizes income equal to the difference between the fair market value of Shares purchased and the exercise price paid by the employee. Consequently, this amount is subject to withholding for income and payroll tax purposes. PREIT-RUBIN or a designated affiliate which is the employee's employer may withhold such taxes from other wages paid to the employee.

         Following the exercise date of each purchase period, the participating employee may request the Company to deliver a certificate to him or her or to a broker representing the number of full Shares purchased. Alternatively, the Company's transfer agent will record the Shares on behalf of the employee. The certificate may be registered in the employee's name or, subject to applicable law, in the names of the employee and one other person, as joint tenants with right of survivorship. The Committee may charge an employee for registering the certificate in two names.

         Any remaining unapplied funds in a participating employee's account at the end of a purchase period will be returned to the employee. Also, no fractional Share certificates will be issued. Cash equal to the fair market value of the employee's fractional Share (if any) will be distributed to the employee (at the same time a certificate is delivered to him or her) in lieu of the fractional Share unless the employee, in light of Rule 16b-3 (see "Restrictions on Resale," below) waives his or her right to the cash payment.

         If the total number of Shares for which Options are to be exercised on any particular exercise date exceeds the number of Shares still available for issuance under the Plan, then the Committee will make a pro rata allocation of the available Shares on a uniform and nondiscriminatory basis, and any payroll deductions not applied to the purchase of the available Shares will be refunded to the participating employees.

         It is intended that Shares purchasable under the Plan will be registered under the Securities Act of 1933, as amended, and listed in the New York Stock Exchange by the Trust. Purchases of Shares hereunder may be postponed as necessary pending any such action.

Withdrawal

         A participating employee may elect to surrender his or her Option during any purchase period of a calendar year (or of the first, 11-month year) and withdraw all payroll deductions already made for such purchase period by giving written notice to PREIT-RUBIN or the designated affiliate which is the employee's employer. However, in order for such surrender and withdrawal to be effective for the purchase period, the employee's written notice must be received by PREIT-RUBIN or the designated affiliate on or before the 30th calendar day prior to the end of the purchase period.

         A withdrawing employee will be ineligible to participate during the remainder of the year in which he or she had been enrolled, but such withdrawal will not affect the employee's eligibility to participate in succeeding calendar years under the Plan. To participate in succeeding calendar years, an eligible employee must complete an authorization for payroll deductions, as described in "Participation" above.

         If the employee surrenders his or her Option, as described above, his or her accumulated payroll deductions will be refunded to him or her without interest.

Termination of Employment; Change in Status

         Upon termination of a participating employee's employment with PREIT-RUBIN and all designated affiliates as an eligible employee for any reason other than death, his or her accumulated payroll deductions in the bookkeeping account established under the Plan will be automatically refunded to the employee (without interest) and the employee will not be entitled to purchase any additional Shares under the Plan. The refund will be made as soon as practicable after the Committee is notified of the termination of employment.

         For purposes of the Plan, a transfer of employment from PREIT-RUBIN or a designated affiliate to a designated affiliate, PREIT-RUBIN, or the Trust during a calendar year (or during the first, 11-month year) does not constitute a termination of employment in the case of an eligible employee who is participating during the year. The employee may continue to participate in this Plan through the end of the year at the same rate on the same terms as before his or her transfer of employment, subject to the terms of the Plan. The Committee will determine, in accordance with applicable law, whether an authorized leave of absence for military or governmental service constitutes termination of employment under the Plan. The Committee's determination will be final and conclusive.

         In the event an employee dies while participating in a year, his or her accumulated payroll deductions will be automatically refunded to the person entitled to such deductions by the last beneficiary designation filed by the employee with the Committee or, if none, to the employee's estate. Similarly, any Shares purchased for the employee for which no certificate has been delivered to the employee and which have not been credited to a brokerage account maintained for the employee shall be transferred to the person entitled to such Shares by the last beneficiary designation filed by the employee with the Committee or, if none, to the employee's estate.

Transferability

         Except as described in "Termination of Employment; Change in Status" above, neither payroll deductions credited to an employee's account nor any rights with regard to the exercise of an Option nor rights to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the employee. Any attempted assignment, transfer, pledge or other disposition will be without effect. Only the employee may exercise an Option granted to the employee under the Plan.

Adjustments

         The maximum number of Shares issuable under the Plan, the maximum number of Shares purchasable under an Option, the number of Shares covered by each outstanding Option, and the price per Share of each such Option, will be proportionately adjusted by the Committee for any increase or decrease in the number of issued Shares resulting from a subdivision (share-split) or consolidation (reverse-split) of Shares or the payment of a Share dividend (but only on the Shares) or any other similar change in the capitalization of the Trust.

         If the Trust is not the surviving entity in any merger or consolidation, the Committee, in its discretion, may either (i) cause each outstanding Option to apply to the securities to which a holder of the number of Shares subject to the Option would have been entitled or (ii) cause each outstanding Option to terminate, provided that each employee granted an Option under the Plan will, in such event, have the right - immediately prior to such merger or consolidation - to exercise his or her Option to the extent of his or her accumulated payroll deductions. In the event of the dissolution or liquidation of the Trust, the Committee will cause each outstanding Option to terminate, provided that each employee granted an Option under the Plan will, in such event, have the right immediately prior to such dissolution or liquidation, to exercise his or her Option to the extent of his or her accumulated payroll deductions.

         In the event of a change in the Shares of the Trust as presently constituted which is limited to a change of all of its authorized Shares with par value into the same number of Shares with a different par value or without par value, the Shares resulting from any such change will be deemed to be Shares within the meaning of the Plan.

         To the extent that the foregoing adjustments relate to Shares or securities of the Trust, such adjustments shall be made by the Committee, whose determination in that respect will be final, binding and conclusive.

         Except as expressly provided above, an employee will have no rights by reason of any subdivision or consolidation of shares of any class, the payment of any share dividend, any other increase or decrease in the number of shares of any class, or any dissolution, liquidation, merger, or consolidation or spin-off of assets or shares of another corporation; and any issue by the Trust of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to the Option.

Rights as a Shareholder

         An employee shall have no rights as a shareholder with respect to any Shares covered by his or her Option until the date the Option is exercised in accordance with the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights to which the record date is prior to the date the Option is exercised, except as provided in "Adjustments" above.

Risks Involved

         If an employee has elected payroll deductions for a calendar year (or for the first, 11-month year), he or she may not decrease the amount of his or her deduction during the year. An employee may, however, elect to cease further payroll deductions for the remainder of a year and withdraw accumulated payroll deductions during a year; however, such an election will not be effective for a purchase period unless written notice is given to the employee's employer at least 30 days before the end of the purchase period. Further, after the deadline has passed for receiving back his or her investment for any purchase period, and once he or she owns Shares, the employee will share in any gains or losses in the market value of the Shares.

Restrictions on Resale

         Securities Act of 1933 and Rule 144. Shares acquired under the Plan will be registered under the Securities Act of 1933, as amended (the "1933 Act"). Accordingly, such Shares are not "restricted securities" within the meaning of Rule 144 under the 1933 Act and, except for resales by "affiliates" of the Trust, may be resold without reference to the holding period, manner of sale, volume, and other requirements imposed by Rule 144. An "affiliate" of the Trust, under applicable Securities and Exchange Commission ("SEC") regulations and interpretations, is a person who, alone or with others, directly or indirectly, controls the Trust. Despite registration of Shares under the Plan, an "affiliate" of the Trust may only sell such Shares in compliance with Rule 144 (or in an exempt nonpublic sale), except that the minimum holding period requirement of the Rule is not applicable.

         Short-Swing Profit Restrictions. Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder generally require directors, "officers" (as defined in the rules), and direct or indirect beneficial owners of more than 10% of the Trust's Shares to repay to the Trust any "profits" (as determined under the rules) which they may realize, directly or indirectly, from any purchase and sale, or sale and purchase, of equity securities of the Trust in any period of less than six months. Under rules adopted by the SEC, purchases of securities at the end of each purchase period under the Plan are deemed to be exempt purchases for short-swing profit liability purposes. Accordingly, the sale of Shares immediately following the purchase of Shares under the Plan at the end of a purchase period will not result in a violation of Section 16(b) (in terms of being matched against such purchase). However, notwithstanding the exemption of the purchase described above, any sale of Shares immediately following an exercise will constitute a "sale" for purposes of Section 16(b), and so will be matched with purchases of equity securities (other than the exempt purchase under the Plan) within a period of less than six months before or after the sale of the Shares.

         The foregoing is a very brief summary of complex rules. Any individual who is a trustee or an officer of the Trust or the beneficial owner of more than 10% of the Shares of the Trust is advised to consult with counsel prior to effecting any purchase or sale of Shares of the Trust or exercising any Option under this Plan.

         Other. The sale of Shares purchased under the Plan is also subject to other applicable provisions of the securities laws (such as the prohibition against trading on inside information).

Federal Tax Aspects

         Based on the advice of counsel, the Trust believes that the normal operation of the Plan should generally have, under the Code and the regulations thereunder, all as in effect on the date of this Prospectus, the principal Federal income tax consequences described below. The tax treatment described below does not take into account any changes to the Code or the regulations thereunder which may occur after the date of this Prospectus. The following discussion is only a summary; it is not intended to be all inclusive or to constitute tax advice and, among other things, does not cover possible state, local, or foreign tax consequences.

         No income will be recognized for Federal income tax purposes by employees when they acquire rights under the Plan at the beginning of a calendar year (or at the beginning of the first, 11-month year), and neither the Trust nor PREIT-RUBIN or any designated affiliate will receive a deduction at that time.

         The Plan is not designed to meet the requirements of Section 423 of the Code. Therefore, upon the purchase of Shares, the employee will recognize income for Federal income tax purposes in an amount per Share equal to the excess of the fair market value of a Share at the time of exercise of the option over the exercise price. The employee will be subject to Federal wage tax withholding on the income recognized as a result of the exercise of the Option. In accordance with the rules of Section 83 of the Code and the regulations thereunder, PREIT-RUBIN or a designated affiliate that is the employee's employer will generally be entitled to a deduction to the extent of the ordinary income recognized by the employee. The Trust will not be entitled to a deduction.

         The basis of the Shares received by an employee upon the exercise of an Option under the Plan will be the fair market value of the Shares on the date of exercise. The employee's holding period for such Shares will begin on the day after the date on which the employee recognizes income with respect to the transfer of such Shares, i.e., generally the day after the exercise date. When the employee disposes of such Shares, he or she will recognize capital gain or loss under the Code rules which govern stock dispositions, assuming that the Shares are held as a capital asset.

         Any net capital gain (i.e., the excess of net long-term capital gains for the taxable year over net short-term capital losses for such taxable year) will generally be taxed at a capital gains rate of up to 20%. Any net capital loss can only be used to offset up to $3,000 per year of ordinary income (reduced to $1,500 in the case of a married individual filing separately) or carried forward to a subsequent year.

         BECAUSE OF COMPLEXITIES INVOLVED IN THE APPLICATION OF FEDERAL, STATE, AND LOCAL TAX LAWS TO SPECIFIC CIRCUMSTANCES, AND THE UNCERTAINTIES AS TO POSSIBLE FUTURE CHANGES IN THE TAX LAWS, IT IS STRONGLY URGED THAT EACH EMPLOYEE CONSULT A TAX ADVISOR WITH RESPECT TO SUCH EMPLOYEE'S OWN SITUATION.

Additional Documents and Information

         Accompanying the Prospectus is a copy of the Trust's Annual Report to Shareholders containing audited financial statements for the Trust's latest fiscal year; provided, however, that if the Trust's latest fiscal year ended within 120 days prior to the date of delivery of this Prospectus, the Annual Report may relate to the fiscal year preceding the latest fiscal year, but in such event the Trust will deliver an Annual Report for the latest fiscal year as soon as available and in any event not later than 120 days after the end of the latest fiscal year.

         The Trust also will deliver to employees who receive Options under the Plan who do not otherwise receive such material, copies of all reports, proxy statements, and other communications distributed by the Trust to its security holders generally.

         Neither the Trust nor PREIT-RUBIN or any designated affiliate sends regular reports to participants in the Plan concerning the amount of their payroll deductions or Options under the Plan.

         The Plan is neither subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under
Section 401 of the Code. Participants are not afforded the protection of the provisions thereof.

         For additional information concerning the Plan and its administrators, please contact the Human Resources Department of PREIT-RUBIN at The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania 19102 (215-875-0733).

                        FEDERAL INCOME TAX CONSIDERATIONS

General

         The following discussion summarizes the Federal income tax considerations that may be material to a prospective holder of Shares. Drinker Biddle & Reath LLP, counsel for the Company, has provided an opinion letter to the Company respecting the discussion set forth below under this heading "Federal Income Tax Considerations," and this opinion is included as an Exhibit to the Registration Statement. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations; nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

         General. The Company is designed to qualify and has elected to qualify as a "real estate investment trust" under Sections 856-60 of the Code. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

         The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof. If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Trust Agreement provides certain disclosure requirements for 1% or greater shareholders and certain restrictions regarding the transfers of Company shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above.

         A REIT is permitted to have a wholly owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets, liabilities and items of income of PREIT Associates (the "Operating Partnership") and each of the real estate partnerships or other pass-through entities in which the Operating Partnership holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Title Holding Partnerships are treated as partnerships for Federal income tax purposes.

         Income Tests. To maintain its qualification as a REIT, a REIT must satisfy two gross income requirements each year. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived directly or indirectly from investments in real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived from the same items that qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of five (5%) percent of gross income that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render more than a de minimus amount of services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Although PREIT-RUBIN renders services with respect to rental properties of the Operating Partnership and the Title Holding Partnerships, and PREIT-RUBIN does not constitute an "independent contractor" for this purpose, the Company believes that the services being provided by PREIT-RUBIN with respect to such properties are usual or customary or should not otherwise be considered "rendered to the occupant." The Company believes, moreover, that the aggregate amount of any nonqualifying income in any taxable year earned by the Operating Partnership and the Title Holding Partnerships has not caused, and will not cause, the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

         The Operating Partnership owns all of the nonvoting common shares of PREIT-RUBIN, a corporation that is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for the Operating Partnership and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, all third-party and other services income will be earned by and taxed to PREIT-RUBIN at applicable Federal and state corporate income tax rates and will be received by the Company only indirectly as dividends (after reduction by such taxes). Although dividends generally qualify under the 95% test, the IRS refuses to rule on this issue when the dividends are earned in this manner.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a qualified REIT subsidiary or another REIT).

         The Company believes that it has complied, and anticipates that it will continue to comply, with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company believes that more than 75% of its assets are real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary of the Company, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets. As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         The Operating Partnership owns all of the nonvoting common shares of PREIT-RUBIN. The Operating Partnership does not own any of the voting securities of PREIT-RUBIN. The Company believes that its indirect interest in the securities of PREIT-RUBIN did not as of September 30, 1997 and does not currently exceed 5% of the total value of the Company's assets. However, no independent appraisals have been obtained.

         No assurance can be given that the Company's indirect ownership of PREIT-RUBIN will meet the 10% voting securities test. Prior to June 1994, the Internal Revenue Service (the "IRS") routinely issued rulings that the 10% voting securities test was met in any case where the REIT did not own more than 10% of a management company's voting stock. However, in September 1994, the IRS reevaluated its position on this issue and now refuses to issue a ruling on whether the 10% voting securities test is met.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot assure you, however, that such other action will always be successful.

         It should also be noted that certain proposed changes to the tax laws regarding REITs have been considered in the past and may be enacted in the future. Of potential relevance to the Company is one proposed change, considered but not enacted by Congress in 1998, that would generally have prohibited a REIT from owning 10% or more of the vote or value of the outstanding shares of any corporation other than a qualified REIT subsidiary. Under the proposal, existing ownership arrangements such as the Company's ownership of shares of PREIT-RUBIN would have been grandfathered, provided that the subsidiary -- in this case PREIT-RUBIN -- does not enter into a new trade or business or acquire substantial new assets after the effective date of the change in the law.

         Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular corporate rates and also may be subject to a 4% excise tax on undistributed income.

         The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may arrange for short-term, or possibly long-term, borrowing (by itself or by the Operating Partnership) to permit the payments of required dividends.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

         Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners. The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in the Operating Partnership and the Title Holding Partnerships:

         Classification of the Operating Partnership and Title Holding Partnerships as Partnerships. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for Federal income tax purposes as corporations. Accordingly, under applicable "check-the-box" regulations, they should be classified as partnerships for Federal income tax purposes.

         Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect and other requirements.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Contributed Properties. The properties contributed directly or indirectly to the Operating Partnership have generally been appreciated as of the time of contribution, and it is likely that properties contributed in the future will also be appreciated. Pursuant to
Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreements of the Partnerships require allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. If the Partnerships sell contributed property at a gain or loss, such gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

         Depreciation. The Partnerships' assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic depreciation schedules for the properties. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income could also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's net sales price. The Partnerships intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make such occasional sales of the properties as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that no property sale by the Partnerships will constitute a sale of inventory or other property held primarily for sale to customers.

Taxation of Shareholders

         Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as 20%-rate capital gain dividends will be taxed as long-term capital gains, and distributions that are designated as 25%-rate gain dividends will be taxed as 25%-rate gain, in each case without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Shares, they will be included in income as long-term capital gain (or short-term capital gain if the Shares have been held for one year or less, assuming the Shares are a capital asset in the hands of the shareholder.

         In addition, to the extent, if any, that the Company does not distribute all its net capital gain (including 25%-rate gain) in a year, the Company may elect to designate (in a written notice to shareholders) that such undistributed capital gain shall nonetheless be treated for Federal income tax purposes as if it had been distributed proportionately to the Company's shareholders as of the end of the year and recontributed to the Company's capital. In that case, the shareholders will be taxed on such gain, but will receive a tax credit for the tax paid by the Company on the gain, and each shareholder's basis in Shares of the Company will be increased by the excess of the amount of such gain over the amount of such tax credit.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain (including both 20%- and 25%-rate gain).

         Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

         Taxation of Tax-Exempt Shareholders. The Company does not expect that distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code and the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements. In particular, Non-U.S. Shareholders who are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

         Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of Shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by the Company as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States Federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States Federal income tax liability).

         Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

Other Tax Considerations

         State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Shares of the Company.

                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Drinker Biddle & Reath LLP. Drinker Biddle & Reath LLP will also pass on certain federal income tax matters respecting the Company. Sylvan M. Cohen, Chairman of the Board of the Company, is of counsel to Drinker Biddle & Reath LLP. Mr. Cohen is the beneficial owner of a substantial number of shares of beneficial interest in the Company.

                                     EXPERTS

         The financial statements and financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


         Some of the Company's historical financial statements were audited by either Ernst & Young LLP, independent auditors, or Zelenkofske Axelrod and Co., Ltd., as set forth in their respective reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given the authority of such firms as experts in accounting and auditing.

                                TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................2
CAUTIONARY STATEMENT.................................................4
THE COMPANY..........................................................4
RISK FACTORS.........................................................5
USE OF PROCEEDS.....................................................14
DESCRIPTION OF THE PLAN.............................................14

FEDERAL INCOME TAX CONSIDERATIONS...................................24
LEGAL MATTERS.......................................................32
EXPERTS ............................................................32

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses payable by the Registrant in connection with this Registration Statement.

         Securities and Exchange Commission Registration Fee.......  $ 1,137.88
                                                                     ----------
         Legal Fees and Expenses...................................   10,000
         Miscellaneous Expenses....................................    5,000
         Total.....................................................  $16,137.88
                                                                    ===========

Item 15. Indemnification of Directors and Officers.

         The Company's Trust Agreement, as amended, provides that (a) no Trustee shall be personally liable for monetary damages for any action, or any failure to take action, except that a Trustee shall remain personally liable for monetary damages to the same extent that a director of a Pennsylvania business corporation remains liable under the provisions of 15 Pa. C.S. Section 1713, and
(b) no officer who performs his duties in good faith, in a manner reasonably believed to be in the best interests of the Company and with such care, skill and diligence as a person of ordinary diligence would use will not be liable by reason of having been an officer of the Company.

         The Company's Trust Agreement provides that every Trustee and officer shall be entitled as of right to be indemnified by the Company against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements paid or incurred by such person in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person's being or having been a Trustee or officer of the Company or by reason of the fact that such person is or was serving in any capacity at the request of the Company as a trustee, director, officer, employee, agent, partner, fiduciary or other representative or another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity; provided, however, that no such right of indemnification shall exist with respect to an action brought by a Trustee or officer against the Company and further provided that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness. The Trust Agreement further provides that such right to indemnification shall be contractual in nature and shall include the right to be paid in advance the expenses incurred in connection with such proceedings; provided, however, that such advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of such Trustee or officer to repay all amounts so advanced if it is ultimately determined that such Trustee or officer is not entitled to be indemnified under the Trust Agreement.

         The Company's By-laws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a trustee or officer of the Company, or is or was serving while a trustee or officer of the Company at the request of the Company as a director, officer, employee, agent, fiduciary or other representative of another for profit or not-for-profit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Company's By-laws also provide that such right to indemnification shall be contractual in nature and shall include the right to be paid the expenses (including attorneys fees) incurred in defending any action or proceeding in advance of the final disposition of such action or proceeding upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that the person is not entitled to indemnification.

         In addition, the Trust Agreement and Pennsylvania law permit the Company to provide similar indemnification to employees, agents and other persons who are not Trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Company to procure a judgment in its favor and requires indemnification in certain cases where the Trustee or officer is the prevailing party. Certain of the employment agreements the Company has entered into with its officers provide for indemnification for such officer. Generally, these contracts require the Company to indemnify the officer to the fullest extent permitted under the Trust Agreement. The Limited Partnership Agreement for PREIT Associates, L.P., the Company's operating partnership (the "Operating Partnership") also provides for indemnification of the Company, the Trustees and the Company's officers for any and all actions with respect to the Operating Partnership; provided, however, that the Operating Partnership will not indemnify such parties for (i) willful misconduct or knowing violation of the law; (ii) any action where the covered person received an improper personal benefit in violation or breach of the Limited Partnership Agreement for the Operating Partnership; (iii) any violation of the Limited Partnership Agreement for the Operating Partnership or (iv) any liability such person may have to the Limited Partnership under certain documents delivered in the transaction in which properties were or will be contributed to the Operating Partnership. The Company currently maintains insurance for its Trustees and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.


Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:
Exhibit Number                  Description
--------------                  -----------


4                     Non-Qualified Employee Share Purchase Plan (previously filed)
5                     Opinion of Drinker Biddle & Reath LLP (previously filed)
8                     Opinion of Drinker Biddle & Reath LLP regarding tax matters (previously filed)
23.1                  Consent of Arthur Andersen LLP (Independent Public Accountants of the
                      Company) (filed herewith)
23.2                  Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley
                      Associates) (filed herewith)
23.3                  Consent of Zelenkofske Axelrod and Co., Ltd (Independent Auditors of Oxford
                      Valley Road Associates) (filed herewith)
23.4                  Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)
                      (previously filed)
24                    Powers of Attorney - Included on signature page (previously filed)

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on January 18, 1999.


                             PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                             By:     /s/ Jonathan B. Weller
                                     --------------------------------------
                                     Jonathan B. Weller,
                                     President and Chief Operating Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


            Name                                          Capacity                                   Date
            ----                                          --------                                   ----



*/s/  Sylvan M. Cohen                           Chairman of the Board and Trustee                      January 18, 1999
-------------------------
Sylvan M. Cohen




*/s/  Ronald Rubin                              Chief Executive Officer and Trustee                    January 18, 1999
-------------------------
Ronald Rubin



/s/  Jonathan B. Weller                         President, Chief Operating Officer and                 January 18, 1999
------------------------                        Trustee
Jonathan B. Weller


*/s/  William R. Dimeling                       Trustee                                                January 18, 1999
-------------------------
William R. Dimeling



-------------------------                       Trustee                                                January 18, 1999
Rosemarie B. Greco


*/s/  Lee H. Javitch                            Trustee                                                January 18, 1999
-------------------------
Lee H. Javitch



*/s/  Leonard I. Korman                         Trustee                                                January 18, 1999
-------------------------
Leonard I. Korman



*/s/  Jeffrey P. Orleans                        Trustee                                                January 18, 1999
-------------------------
Jeffrey P. Orleans



*/s/  George F. Rubin                           Trustee                                                January 18, 1999
-------------------------
George F. Rubin


*/s/  Edward A. Glickman                        Executive Vice President and Chief Financial           January 18, 1999
-------------------------                       Officer
Edward A. Glickman



*/s/  Dante J. Massimini                        Senior Vice President - Finance and                    January 18, 1999
-------------------------                       Treasurer (Chief Accounting Officer)
Dante J. Massimini


* By:  /s/ Jonathan B. Weller (as attorney in fact)

                                  EXHIBIT INDEX



(a) Exhibits:
Exhibit Number                  Description
--------------                  -----------


23.1                  Consent of Arthur Andersen LLP (Independent Public Accountants of the
                      Company) (filed herewith)
23.2                  Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley
                      Associates) (filed herewith)
23.3                  Consent of Zelenkofske Axelrod and Co., Ltd (Independent Auditors of Oxford
                      Valley Road Associates) (filed herewith)

